UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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United Community Banks, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398
________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________________________________________________

To be Held on May 26, 2010

The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on May 26, 2010 at 2:00 p.m. at the Charles R. Clegg Fine Arts Building at Young Harris College, Young Harris, Georgia:

1.	To elect eight directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.
2.	To approve an amendment to the Amended and Restated Articles of Incorporation of United to increase the number of shares of common stock available for issuance.
3.	To approve an amendment to the Amended and Restated Articles of Incorporation to allow for amendments to the Bylaws by the Board of Directors.
4.
To approve the sale of convertible preferred stock and grant of a warrant to purchase our common stock equivalent junior preferred stock to Fletcher International, Ltd. which, if converted and exercised, could result in an issuance of common stock in excess of 20% of our outstanding shares of common stock.

5.	To approve an advisory resolution supporting the compensation plan for executive officers.
6.	To ratify the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2010.
7.	To consider and act upon any other matters that may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 27, 2010 will be entitled to notice of, and to vote at, the meeting.  A proxy statement and a proxy solicited by the Board of Directors are enclosed.

To ensure that your vote is recorded promptly, please vote as soon as possible.  Most shareholders of record have three options for submitting their vote before the meeting.  You may vote (1) by telephone if you reside in the United States, Canada or the U.S. territories, (2) via the Internet (see the instructions on the proxy card), or (3) by completing, signing and mailing the proxy card in the enclosed postage–paid envelope.  If you have Internet access, we encourage you to record your vote on the Internet.  It is convenient and it saves significant postage and processing costs.  If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

If your shares are held in “street name”, that is held for your account by a broker or other nominee, your will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent,
President and Chief Executive Officer

April 12, 2010

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET, OR COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting?	1
Who is entitled to vote?	1
How do I cast my vote?	1
What are the quorum and voting requirements?	2
How are votes counted?	2
Will other matters be voted on at the Annual Meeting?	3
Can I revoke my proxy instructions?	3
What other information should I review before voting?	3

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS	4

PROPOSAL 1 - ELECTION OF DIRECTORS	5
Introduction	5
Information Regarding Nominees for Director	5
Director Emeritus	9
Board of Directors	9
Board Committees	10
Vote Required	12
Recommendation	12

CORPORATE GOVERNANCE	13
Director Nominations	13
Majority Vote Requirement	14
Code of Ethical Conduct	14
Shareholder Communication	15
Certain Relationships and Related Transactions	15

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	16
Compensation Discussion and Analysis	16
Executive Compensation	25
Agreements with Executive Officers and Post-Employment Compensation	30
Director Compensation	31
Compensation Committee Interlocks and Insider Participation	32
Compensation Committee Report	33

PRINCIPAL AND MANAGEMENT SHAREHOLDERS	34

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35

AUDIT COMMITTEE REPORT	35

PROPOSAL 2 – AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO INCREASE SHARES	37
General	37
Purpose of Authorizing Increased Shares	37
Effect of Proposal	37
Vote Required	38
Recommendation	38

i

PROPOSAL 3 – AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO ALLOW BYLAW AMENDMENTS		38
	General	38
	Purpose of Allowing Bylaw Amendments	38
	Effect of Proposal	38
	Vote Required	39
	Recommendation	39

PROPOSAL 4 – APPROVE THE SALE OF CONVERTIBLE PREFERRED STOCK AND GRANT OF WARRANT TO FLETCHER INTERNATIONAL, LTD.		39
	General	39
	Purpose of Issuing Shares	40
	Benefits to United	41
	Use of Proceeds	42
	Reasons for Requesting Shareholder Approval	42
	Vote Required	42
	Recommendation	42

PROPOSAL 5 – APPROVAL OF ADVISORY RESOLUTION SUPPORTING THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS		43
	General	43
	Recommendation	43

PROPOSAL 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT		43
	General	43
	Vote Required	43
	Recommendation	44

OTHER MATTERS		44
	Independent Registered Public Accountants	44
	Expenses of Solicitation	44
	Shareholder Proposals & Recommendations for Director Nominees	44
	General	45

APPENDIX A	AMENDMENTS TO RESTATED ARTICLES OF INCORPORATION

ii

April 12, 2010

125 HIGHWAY 515 EAST
BLAIRSVILLE, GEORGIA 30514-0398
___________________

PROXY STATEMENT
___________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2010 Annual Meeting of Shareholders to be held on Wednesday, May 26, 2010 at 2:00 p.m., at the Charles R. Clegg Fine Arts Building at Young Harris College, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the election of eight directors, amendments to the Amended and Restated Articles of Incorporation of United, approval of an advisory resolution or executive compensation, the ratification of the appointment of United’s independent registered public accountant and any other matters that may properly come before the meeting.

Who is entitled to vote?

All shareholders of record of United’s common stock at the close of business on March 27, 2010, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock held by them on the record date.  Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?

If you hold your shares of common stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet at illinoisstocktransfer.com.  Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the U.S. territories, or by marking, signing, dating and returning the proxy card in the postage-paid envelope provided to you or you may vote in person at the Annual Meeting.  If your shares of common stock are held in “street name”, that is held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.

Proxies that are executed and returned or submitted through the Internet, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.

What are the quorum and voting requirements?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  As of the record date, there were 94,175,857 shares of common stock outstanding and entitled to vote at the Annual Meeting.

The required vote for each item of business at the Annual Meeting is as follows:

1.
For the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast.  However, as described in “Corporate Governance – Majority Vote Requirement”, under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign.

2.
For the approval of an Amendment to the Amended and Restated Articles of Incorporation of United (the “Articles”) to increase the number of authorized common shares available for issuance, the vote of a majority of all shares outstanding.

3.	For approval of an amendment of the Articles to allow for amendment to the Bylaws of United (the “Bylaws”) by the Board of Directors, the vote of two-thirds of all outstanding shares.

4.
For approval of the sale of convertible preferred stock and grant of a warrant to purchase common stock equivalent junior preferred stock to Fletcher International, Ltd. (“Fletcher”), the vote of a majority of the shares voted on the matter.

5.	For the approval of the advisory resolution supporting the compensation plan for the executive officers, the vote of a majority of the shares voted on the matter.

6.	For the ratification of the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2010, the vote of a majority of the shares voted on the matter.

7.
For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote.  “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters.  Typically, the election of directors and the ratification of independent auditors are considered routine matters by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors and the ratification of an independent auditor.

Because directors are elected by a plurality of the votes cast, except as described in “Corporate Governance – Majority Vote Requirement”, the director nominees who get the most votes will be elected even if such votes do not constitute a majority.  Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast.  For the approval of the advisory vote on executive compensation, ratification of the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2010, approval of an increase in the number of authorized common shares available for issuance and any other proposals that come before the meeting, you may vote “for” or “against” the proposal.

If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement.  If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

If you are a record holder, you may revoke your proxy by:

●	filing a written revocation with the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398;

●	filing a duly executed proxy bearing a later date; or

●	appearing in person and electing to vote by ballot at the Annual Meeting.

Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

What other information should I review before voting?

The 2009 annual report to shareholders and the annual report on Form 10-K filed with the Securities and Exchange Commission, including financial statements for the year ended December 31, 2009, are enclosed with this proxy statement.  The annual report is not part of the proxy solicitation material.  An additional copy of the annual report on Form 10-K may be obtained without charge by:

●	accessing United’s website at ucbi.com;

●	writing to the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398; or

●	accessing the EDGAR database at the SEC’s website at sec.gov.

You may also obtain copies of United’s Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information about obtaining information from the SEC.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

We have posted materials related to the 2010 annual meeting on the Internet.  The following materials are available on the Internet at ucbi.com/proxy:

●	This proxy statement for the 2010 annual meeting,

●	United’s 2009 annual report to shareholders, and

●	United’s annual report on Form 10-K filed with the Securities and Exchange Commission.

You are also invited to attend the 2010 annual meeting in person.  To pre-register to attend the annual meeting you may:

●	follow the instructions on the enclosed proxy card,

●	email Investor_Relations@ucbi.com and indicate the name of the person(s) attending, or

●	you may call (866) 270-5900.

For directions to the annual meeting, visit yhc.edu, or call (866) 270-5900 and an Investor Relations professional can assist you.

PROPOSAL 1 - ELECTION OF DIRECTORS

Introduction

The Bylaws of United provide that the number of directors may range from eight to 14.  The Board of Directors of United has set the number of directors at eight.  The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director.  The terms of office for directors continue until the next Annual Meeting and until their successors are elected and qualified.

Information Regarding Nominees for Director

The following information has been furnished by the respective nominees for director as of March 1, 2010.  All of the nominees for director are existing directors that have been nominated by the Board of Directors for re-election.

Jimmy C. Tallent	Director since 1988
Age 57	President and Chief Executive Officer
Executive Committee

Mr. Tallent has served as President and Chief Executive Officer of United Community Banks, Inc. from the time it was formed in 1988.  He served as United Community Bank’s President and Chief Executive Officer since 1984 and currently serves as its Chairman.  Under Mr. Tallent’s leadership, United Community Bank has grown from a small, one-branch banking operation in the rural community of Blairsville, Georgia to the third largest bank holding company headquartered in Georgia with $8 billion in assets and 107 banking offices covering three states in the Southeast.  Mr. Tallent is a member of the Georgia Power board and serves as a Trustee of Young Harris College in Young Harris, Georgia.  He is a former member of the State Board for the Georgia Department of Technical and Adult Education, the Global Health Action Board of Directors and the Georgia Chamber of Commerce Board of Directors.  Mr. Tallent has also served as the Georgia State YMCA Finance Chairman.

Mr. Tallent’s many professional accomplishments include the Georgia Economic Developers Association’s Spirit of Georgia Award that was presented to Mr. Tallent in 1999.  This award is presented annually to a Georgia business executive who has demonstrated superior ability, originality, potential impact, and courage in business development.  For five consecutive years Georgia Trend magazine has recognized Mr. Tallent as one of the “100 Most Influential Georgians.”  In 2007, Mr. Tallent was honored with the Ernst & Young Entrepreneur of the Year Award for Financial Services in the Alabama / Georgia / Tennessee region.  Mr. Tallent attended Young Harris College and Piedmont College and is a graduate of the Georgia Banking School in Athens, Georgia.

For the following reasons, the board of directors of United Community Banks, Inc. has concluded that Mr. Tallent should serve as a director of the company.  As president and chief executive officer, Mr. Tallent is the only officer to serve on our board, consistent with our past practice.  With more than 26 years of experience, Mr. Tallent has a deep knowledge and understanding of United, its “community banks” and its lines of business. Mr. Tallent has demonstrated leadership abilities and has the integrity, values and good judgment that make him well-suited to serve on the Board of Directors.

Robert L. Head, Jr.	Director since 1988
Age 70	Chairman of the Board
Executive Committee Chairman

Mr. Head has served on the Board of Directors of United Community Banks, Inc. since its establishment in 1988 and was elected Chairman in 1989.  Mr. Head has served on the board of United Community Bank since 1973.  In addition to his service with United, Mr. Head serves on the Board of Trustees and Executive Committee of Young Harris College.  He served on the Georgia State Board of Industry, Trade and Tourism from 1994 to 2000.

Mr. Head has been president of Head-Westgate Corporation, commercial construction and retail center management company, since 1987.  Prior to that, he was president of Robert L. Head Building Supply from 1970 to 1986.  Mr. Head began his professional career in 1961 as a production accountant for the Coca-Cola Company, followed by military service in the U.S. Army Reserves and Georgia Air National Guard.  He holds an associates degree from Young Harris College, as well as a graduate degree from Georgia State University.

United values business leadership and the experience our directors gain through such leadership.  Mr. Head is recognized both locally and statewide for his knowledge of management, industry and construction – all valuable assets to the Board of Directors because a significant portion of United’s business is in the areas of construction and small business banking.  Mr. Head’s extensive experience and leadership in these areas provide a unique perspective to the Board.  The Board also believes the Mr. Head’s values and commitment to excellence make him well-suited to serve as Chairman of the Board.

W. C. Nelson, Jr.	Director since 1988
Age 66	Vice Chairman of the Board
Executive Committee
Audit Committee Chairman
Nominating/Corporate Governance Committee
Compensation Committee

Mr. Nelson has served on the United Community Banks, Inc. Board of Directors since its formation in 1988, and was elected Vice Chairman in 1992.  He has served on the Board of United Community Bank since 1974.  Mr. Nelson is the co-owner and operator of Nelson Tractor Co. in Blairsville, Georgia, a dealer of farm and light industrial equipment established by the Nelson family in 1949.  In this capacity he has served on the Ford Tractor National Dealer Council, as well as the Kubota National Dealer Advisory Board representing southeast U.S. dealers.  Mr. Nelson attended Young Harris College and The Georgia Institute of Technology.  He has been a member of the Union County (Georgia) Development Board for more than 30 years and has served as chairman for 15 years.  Mr. Nelson is a current member of the Tennessee Valley Authority (TVA) Regional Resource Stewardship Council representing the state of Georgia, and is currently on the Young Harris Board of Associates and the Blairsville Downtown Development Authority.

In addition to owning and operating a thriving local business, Mr. Nelson’s managerial and leadership expertise is recognized by professional and governmental entities nationwide.  In addition to his keen leadership, Mr. Nelson brings to the Board of Directors a broad community perspective due to his lengthy involvement in, and leadership of, varied local and regional municipal organizations – a valued perspective because of United’s strong commitment to the communities it serves.  The Board believes that Mr. Nelson’s dedication to community development, as well as his decades of business leadership and board experience makes him well-suited for the Board of Directors.

Robert H. Blalock	Director since 2000
Age 62	Audit Committee
Nominating/Corporate Governance Committee
Compensation Committee

Mr. Blalock has been Chief Executive Officer of Blalock Insurance Agency, Inc. in Clayton, Georgia, since 1974.  He served as an organizing director of First Clayton Bank and Trust when the bank was formed in 1988.  He was a director and served on the compensation and audit committees for First Clayton Bank and Trust, which was acquired by United in 1997, and was past chairman of the board.  Mr. Blalock remains on the community bank board of United Community Bank – Clayton (the former First Clayton Bank and Trust), and joined the United Community Banks, Inc. Board in 2000.  Mr. Blalock is a graduate of University of Georgia and served as an Infantry Officer in the U.S. Army. He served a tour of duty in Vietnam with the 101 Airborne Division.  He was a member of the Rotary Club of Clayton Board of Directors from 1974 to 1991 and served as the club’s vice president.

Extensive knowledge and business experience, as well as involvement in our banking communities provide critical insight to our Board of Directors.  Mr. Blalock’s experience and leadership of a small business in the Clayton community provides a much-needed perspective into a business community that is representative of several others in United’s service area.  As a past director of First Clayton Bank and Trust – which has been part of United since 1997 – Mr. Blalock brings not only a rich history of banking leadership, but a perspective of the bank acquisition process.  The Board believes that Mr. Blalock’s 36 years of business experience and 20 years of bank board experience make him well-suited to serve on the Board of Directors.

Cathy Cox	Director since 2008
Age 51	Audit Committee
Nominating/Corporate Governance Committee
Compensation Committee Chairman

Ms. Cox has served on the United Community Banks, Inc. Board of Directors and the board of United Community Bank since 2008.  Ms. Cox has been President of Young Harris College, a private, liberal arts college in North Georgia, since 2007.  In her short time at the college, she has moved the college from two-year to four-year status, nearly doubling the size of the institution.  She also has started design and construction on an $80 million expansion project.  Prior to joining the college, Ms. Cox served as the Georgia Secretary of State.  Twice elected, in this role she served as the Commissioner of Securities, overseeing the regulation of the securities industry within the state.  She also participated in one of the largest ever national settlements against national investment banks for state and federal law violations.

Ms. Cox was twice elected to the Georgia House of Representatives where she served on the House Judiciary Committee; Game, Fish and Parks Committee; State Institutions and Properties Committee, Georgia Code Revision Commission and various House study committees.  Prior to her public service, Ms. Cox worked as an attorney, first as an associate with Hansell & Post in Atlanta, Georgia, and then as a partner with Lambert, Floyd & Conger in Bainbridge, Georgia.  She started her professional career as a newspaper reporter.  Ms. Cox holds an A.S. degree from Abraham Baldwin Agricultural College, an A.B.J. degree from University of Georgia, and a J.D. from Mercer University School of Law.  She was Editor-in-Chief of the Mercer Law Review.

Ms. Cox provides a very unique combination of legal, governmental and educational experience to the Board of Directors.  In her legal career, Ms. Cox served as legal counsel for community banks in Georgia.  This, combined with her extensive government service, brings a depth of legal and governmental expertise to the Board.  Her leadership of a college undergoing tremendous growth demonstrates Ms. Cox’s vision and strong management skills, and offers the perspective of a key educational institution to the Board.  For these reasons, the Board believes Ms. Cox is well-suited to serve on the Board of Directors.

Hoyt O. Holloway	Director since 1993
Age 70	Nominating/Corporate Governance Committee
Compensation Committee

Mr. Holloway has been owner of H & H Farms, a poultry operation, since 1989.  He also is co-owner and manager of Holloway Properties LLC, a real estate development and commercial property rental company.  Prior to this he owned and operated Holloway Service Center, a tire and auto service business, for 10 years.  During his career Mr. Holloway also has co-owned and managed an automobile dealership, oil distributorship and service station.  Mr. Holloway currently serves as chairman of the community bank board of United Community Bank – Fannin County (Georgia) and has served on the Fannin County Hospital Authority Board and the Fannin County Health Department Advisory Board.  He was one of seven organizers of Peoples Bank of Fannin County in 1986 where he served as a member of the bank’s board since 1986 and audit committee for three years and has served on the Board of Directors of United Community Banks, Inc. since United acquired Peoples Bank of Fannin County in 1993.

Mr. Holloway brings to the Board of Directors decades of business management experience and entrepreneurship.  As small business and real estate development experience are important aspects of United’s business, Mr. Holloway’s accomplishments and leadership in these areas provide invaluable perspective for the Board.  The Board believes that this experience, his history with organizing Peoples Bank of Fannin County, as well as his integrity and commitment to community development make him well-suited to serve on the Board of Directors.

John D. Stephens	Director since 2007
Age 69	Nominating/Corporate Governance Committee
Compensation Committee

Mr. Stephens is owner, general and managing partner of Stephens MDS, LP, in College Park, Georgia, which oversees the operation of a construction and demolition landfill.  He also is owner and president of Stephens Rock and Dirt, Inc., which oversees all aspects of the operation of a facility for the recycling and processing soil, rock, concrete, concrete blocks and cured asphalt pavement.  He is general and managing partner of three real estate, development and property management companies.  From 1966 to 2005, Mr. Stephens was president of John D. Stephens, Inc., an underground utility, heavy construction and pipeline construction company.  Mr. Stephens also serves on the Executive Committee of the Gwinnett Chamber of Commerce and Board of Trustees of Georgia Gwinnett College.  He is past president of the Georgia Utility Contractors Association and has served on the Georgia Board of Industry and Trade Commission.  Mr. Stephens holds an associates degree and bachelor of science degree in Mechanical Technology from Southern Polytechnic State University.

Mr. Stephens has extensive experience in bank board participation and bank leadership roles, beginning in the 1970s as a board member of Gwinnett County Bank.  Through various mergers and acquisitions of Gwinnett County Bank between that time and 2000, Mr. Stephens served on the boards of Button Gwinnett Savings Bank, The Bank of Gwinnett, and Premier Bank.  In 1999, he oversaw the sale of Premier Bank to BB&T.  A year later, he helped to organize and found First Bank of Gwinnett, where he served as chairman of the board.  First Bank of Gwinnett became First Bank of the South, which was acquired by United in 2007.

Mr. Stephens’ involvement on the board of First Bank of South and its parent company as well as on a number of other Atlanta-area bank boards since the 1970s, provides nearly 48 years of bank leadership experience to the Board of Directors, as well as insight into the Atlanta region – an area of growth for United.  His perspective of bank formation, mergers, acquisition and operation provides a unique perspective and background.  Because of this, and his 44 years of business and industrial experience, the Board believes Mr. Stephens is well-suited for the Board of Directors.

Tim Wallis	Director since 1999
Age 58	Nominating/Corporate Governance Committee
Compensation Committee

Mr. Wallis is owner and president of Wallis Printing in Rome, Georgia.  Prior to this he worked in production and sales at what was then Brazelton-Wallis Printing Company from 1974 until 1985 when he became owner and president.  In addition to serving on the United Community Banks, Inc. Board of Directors, Mr. Wallis also serves as chairman on the community bank board of United Community Bank – Rome.  He has served on the board of directors of the Printing and Imaging Association of Georgia (PIAG) and was chairman of the association’s Government Relations Committee.  In this capacity he worked directly with PIAG legislative liaisons at both the state and national levels.  Mr. Wallis currently serves on the Georgia Chamber of Commerce board of directors.  He also has served on the Darlington School board of trustees, Georgia Southern College Foundation board of trustees, Rome/Floyd YMCA board of trustees, and the United Way of Rome and Floyd County board of trustees.  He is a graduate of Georgia Southern University.

Mr. Wallis has been a community leader and long-term owner of a small business.  With United’s interest in small business and commercial banking, Mr. Wallis brings a valuable perspective and insight to the Board.  His varied experience in a number of community boards, as well as his service on the United Community Bank – Rome community bank board, gives the Board a much needed focus on the needs of our mid-size banking communities and the business owners within.  For these reasons, and his experience with statewide commerce, the Board believes Mr. Wallis is well-suited to serve on the Board of Directors.

There are no family relationships between any director, executive officer, or nominee for director of United.

Director Emeritus

The Honorable Zell B. Miller, 77, serves as Director Emeritus of the Board of Directors of United.  This is an elected role by the Board that provides leadership, counsel and guidance on various issues and policies that could affect United.  Prior to becoming a member of the U.S. Senate, Mr. Miller served as a member of the Board of Directors of United from 1999 to 2000.  Mr. Miller was a U. S. Senator from 2000 to 2005 and previously served two terms as Governor and four terms as Lt. Governor of the State of Georgia.

Board of Directors

The Board of Directors held fourteen meetings during 2009.  All of the directors attended at least 75 percent of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2009.  Directors are expected to be present at the Annual Meeting of United.

Former director A. William Bennett passed away on December 24, 2009.  Mr. Bennett was a member of the Audit, Nominating/Corporate Governance and Compensation Committees.  His contributions will be deeply missed.

The Board has considered and determined that a majority of the members of the Board of Directors are independent as “independent” is defined under applicable federal securities laws and the Nasdaq Listing Requirements.  During 2009, the independent directors were Directors Nelson, Bennett, Blalock, Cox, Holloway, Stephens and Wallis.  The independent directors meet in executive sessions every quarter without management.

The Board has elected Director Head and Director Nelson Chairman and Vice Chairman, respectively.  The Board believes that its current leadership structure is appropriate because Directors Head and Nelson are both skilled businessmen with good judgment and are substantial shareholders of United.  As a result, they provide independent, shareholder-focused leadership to United.

Risk oversight of United is the responsibility of the Board of Directors.  It administers this oversight function by evaluating various components of risks to the company at each meeting of the Board.  United believes that its Board leadership structure facilitates careful oversight of risk to United.  The structure of the Board provides strong oversight by the independent directors, with the independent directors meeting frequently in executive sessions of the Board without management.  These executive sessions allow the Board of Directors to review key decisions and discuss matters in a manner that is independent of senior management.

Board Committees

The Board currently has, and appoints members to, four standing committees:  the Executive Committee, Audit Committee, Nominating/Corporate Governance Committee and the Compensation Committee.  Each member of these Committees is independent and each Committee has a charter approved by the Board, which is available on United’s website, ucbi.com.

The current members of the Committees are identified below (M - member; C - chairman):

Name	Executive	Audit	Nominating/ Corporate Governance	Compensation
W. C. Nelson, Jr.	M	C	M	M
Robert H. Blalock		M	M	M
Cathy Cox		M	M	C
Robert L. Head, Jr.	C
Hoyt O. Holloway			M	M
John D. Stephens			M	M
Jimmy C. Tallent	M
Tim Wallis			M	M

Executive Committee.

With certain limited exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of United.  The Committee facilitates quick decision-making when it is not feasible to convene meetings of the entire Board of Directors or when management needs the advice and counsel of Board members between meetings of the Board.  The Executive Committee met informally throughout 2009 but did not take any formal action during 2009.

Audit Committee

The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department, and the Board of Directors.  Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.

The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the audit committee, including the ability to read and understand fundamental financial statements.  While the Board of Directors has determined that all of the members of the Audit Committee are “financially sophisticated”, as defined under the Nasdaq Listing Requirements, the Board of Directors does not believe that any of the current members of the Audit Committee qualifies as an “audit committee financial expert” in accordance with the applicable rules and requirements of the SEC.  Until his death in December 2009, former director A. William Bennett was an audit committee financial expert.  As a result, United is actively seeking a potential new member of the Board of Directors who meets this definition.

The Audit Committee met eight times during 2009.

Nomination/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies.  In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board.  The Nominating/Corporate Governance Committee met one time during 2009.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the proxy will be voted for the election of the nominees named above to constitute the entire Board of Directors.  If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than eight nominees.  Management of United has no reason to believe that any nominee will not serve if elected.  All of the nominees are currently directors of United.

Pursuant to the Georgia Business Corporation Code, Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast.  However, as described in “Corporate Governance – Majority Vote Requirement”, under certain instances, nominees who are elected receiving less than a majority vote may be asked to resign.  A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy.  An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting, but will not have any other effect on the outcome of a vote.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

CORPORATE GOVERNANCE

Director Nominations

General

The Board of Directors nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee.  A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors.  These qualifications and characteristics include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions.  In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.

Compensation Committee

The Compensation Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other senior officers.  The Compensation Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Amended and Restated 2000 Key Employee Stock Option Plan (the “Equity Plan”), the Deferred Compensation Plan and the Modified Retirement Plan, and general compensation arrangements for all employees.  It periodically reviews and makes recommendations to the Board with respect to Directors Compensation.  The Compensation Committee met six times during 2009.

Shareholder Nominations

The Board of Directors and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above.  Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website ucbi.com.  The following is a summary of these procedures:

●
In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s Annual Meeting.

●	A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

	1.	the name and business or residence address of the nominee;

	2.	an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

	3.	the number of shares of common stock of United which are beneficially owned by the person;

	4.	the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and

	5.	the signed consent of the nominee to serve, if elected.

●	The notice by a nominating shareholder shall also set forth:

	1.	the name and residence address of such nominating shareholder; and

	2.	the class and number of shares of common stock of United which are beneficially owned by such shareholder.

Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398.  There were no director nominations proposed for this year’s Annual Meeting by any shareholder.

Majority Vote Requirement

United’s majority vote policy states that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign.  The policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee.  A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board of Directors disagrees with those voting against that director’s election.

Code of Ethical Conduct

United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers.  The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable Nasdaq Listing Requirements.  United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003.  United has not had any amendment to or waiver of the Code of Ethical Conduct.  If there is an amendment or waiver, United will post any such amendment or waiver on the company’s website, ucbi.com.

Shareholder Communication

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398.  Any such communication must state the number of shares beneficially owned by the shareholder making the communication.  The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.

Certain Relationships and Related Transactions

United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933.  The Board of Directors of United or the Audit Committee must approve all such transactions under the policy.

Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances, including if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.

United’s subsidiary bank has, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and other related persons, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties.  Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors (the “Committee”) has the important responsibility of ensuring that United’s executive compensation policies and practices are based on three simple principles:

●	Pay competitively within our industry;

●	Pay for appropriate performance based on pre-established goals; and

●	Design compensation programs with sound risk management practices and a balance between short-term and long-term objectives that provide for value creation for the company and our shareholders.

In addition to its focus on compensation matters, the Compensation Committee occasionally recommends policies related to leadership development and employee retention for consideration by the Board of Directors.

No Compensation Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as “independent” is defined under the Nasdaq Listing Requirements.  Most members of the Compensation Committee have a significant percentage of their net worth invested in shares of United and all members have interests aligned with the interests of other shareholders.  The Compensation Committee’s charter is available in the corporate governance section of United’s website, ucbi.com.

To assist in determining how best to achieve the above objectives, the Compensation Committee previously conducted an interview process with several prominent compensation consulting firms that had no previous relationships with United and selected Towers Watson to advise it and the Board on executive compensation.  Towers Watson has provided no other non-executive compensation consulting services to United.

The Compensation Committee adopted and the shareholders approved the Management Annual Incentive Plan in 2007.  This “pay for performance” plan governed the level of bonuses that could be awarded by the Compensation Committee to senior executive officers during the past three years.  The initial performance parameters were set by the Compensation Committee at the beginning of 2007, 2008 and 2009 and no bonuses were paid for any year.

As a result of United’s participation in the TARP Capital Purchase Program, United is also subject to substantial limitations with respect to its executive compensation practices.

Philosophy

United’s compensation programs are designed to attract and retain key employees, motivating them to achieve desired goals, both short and long-term, creating expectations for positive results and rewarding them for strong performance.  Different programs are geared to short and long-term performance with the goal of increasing shareholder value over the long term.  Because United believes the performance of every employee is important to the company’s success, it is mindful of the effect of executive compensation and incentive programs on all of its employees and tries to establish programs that are fair in light of the compensation programs for all other employees.

United believes that the compensation of the company’s senior executives should reflect their success as a management team and as individuals in attaining key operating objectives, such as growth of revenue, loans and deposits; growth of earnings and earnings per share; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, in attaining long-term growth in the market price of United’s stock.  At the same time, United does not believe its executive compensation programs should encourage unnecessary or excessive risks.  United believes that the performance of its senior executives in managing the company, considered in light of economic, industry and competitive conditions, should be the basis for determining their overall compensation.

United also believes that their compensation should not be excessive or based on the short-term performance of United’s stock, whether favorable or unfavorable, but rather that the price of United’s stock will, in the long-term, reflect the company’s operating performance, and ultimately, the management of the company by its executives.  United seeks to have the long-term performance of its stock reflected in executive compensation through its stock option, restricted stock and other equity incentive programs.

Regulatory Limits

TARP Capital Purchase Program.  On December 5, 2008, as part of the United States Treasury Department’s (the “Treasury”) TARP Capital Purchase Program (the “CPP”), United entered into an Agreement (the “Purchase Agreement”) with Treasury, pursuant to which United sold 180,000 shares of Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) and a warrant to purchase shares of common stock for an aggregate purchase price of $180 million in cash.

In the Purchase Agreement, United agreed that, until such time as Treasury ceases to own any securities of United acquired pursuant to the Purchase Agreement, United will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA and agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.  Section 111(b)(2) of EESA provides for the executive compensation and corporate governance standards to include:

●	limits on compensation that exclude incentives for senior executive officers of financial institutions to take unnecessary and excessive risks that threaten the value of the financial institution;

●	required recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

●
a prohibition on the financial institution from making any “excess parachute payment” to any senior executive officer, as defined under Section 280G of the Internal Revenue Code (an “Excess Severance Payment”) during the period that Treasury holds an equity or debt position; and

●	an agreement to limit a claim for a federal income tax deduction with respect to a senior executive’s compensation that exceeds $500,000 per year.

American Recovery and Reinvestment Act.  On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted.  The ARRA imposed new executive compensation and corporate expenditure limits on all TARP recipients until the institution has repaid Treasury the amount of a CPP investment.  The new ARRA standards that apply to United and its senior executive officers include:

●
a prohibition on bonuses, retention awards and other incentive compensation, other than the granting of restricted stock awards which are limited to one-third of an employee’s total annual compensation and further, that do not fully vest while Treasury holds an investment;

●	a prohibition on making any payments for departure from United other than compensation earned for services rendered or accrued benefits;

●
subjecting bonus, retention awards and other incentive compensation to repayment (clawback) if such payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

●	a prohibition on compensation plans that encourage manipulation of reported earnings;

●
a required company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business; and

●	inclusion of a “say-on-pay” proposal to a non-binding vote of shareholders at the Annual Meetings, whereby shareholders vote to approve the compensation of executives.

Amendments to Compensation Arrangements. As required by ARRA, a number of amendments were made to our compensation program.  The amendments include:

●	Bonuses, retention awards and other incentive compensation payments to senior executive officers have been prohibited while Treasury holds an investment.

●	All of the Named Executive Officers have executed a letter agreement waiving their right to any severance payment that violates the ARRA.

●
A policy has been adopted that subjects to clawback any bonus payment or award made while Treasury holds an investment based on materially inaccurate financial statements or performance metrics.  In addition, all of the Named Executive Officers and other applicable employees that could be one of the twenty most highly compensated employees during the time that Treasury holds an investment have executed a letter agreement agreeing to such clawback policy.

Incentive Compensation Plan Risk Assessment.  In addition to EESA and ARRA, the Securities and Exchange Commission (the “SEC”) now requires that the Compensation Committee review United’s compensation arrangements with the members of management responsible for risk management for all employees to determine if any such arrangements create risks that are reasonably likely to have a material adverse effect on United.  The Compensation Committee also considered whether they encourage excessive or unnecessary risk-taking by our senior executive officers.  As part of its review, the Compensation Committee considered the various risks to which United is subject, including market, liquidity, interest rate, operational, financial, credit quality and other risks, and how United’s incentive compensation programs may contribute to risk.  The Compensation Committee also considered United’s controls and actions taken to mitigate and monitor those risks.

As previously described, because no bonuses, retention awards and other incentive compensation payments may be made to senior executive officers while Treasury holds an investment, the Compensation Committee determined that none of the incentive compensation plans applicable to Named Executive Officers create or encourage undue risks or are reasonably likely to have a material adverse effect on United.  Generally, the Compensation Committee concluded that United’s incentive compensation programs applicable to Senior Management are designed to encourage long-term growth and shareholder value-creation, the delivery of superior customer service to promote core loan and deposit growth.

United maintains incentive compensation plans that pay loan and deposit production incentives to bank personnel.  Incentives are paid for various measures of production consistent with United’s goals for the year.  As part of the Compensation Committee’s risk assessment, the Committee noted that the incentive compensation plans for lenders presented somewhat more risk than other plans because commissions were based on loan production volume and constituted a higher portion of the company’s incentive compensation expense than the other plans.  However, as part of the risk assessment, the Compensation Committee concluded that these plans do not create risks that are reasonably likely to have a material adverse effect on United because all loans must be approved by credit underwriting and, depending on the size of the loan or credit relationship, bank management prior to being made, and all incentive payments are subject to reduction at the discretion of management for any reason in an amount up to 35% and in management’s discretion in an amount up to 100% based on the historical performance of loans in each lender’s loan portfolio.  Nonetheless, as part of this review, the Compensation Committee is in the process of implementing additional controls for each loan production plan to ensure appropriate risk mitigation.  Specifically, incentive payments under these plans are being adjusted so that they are subject to clawbacks and will be paid in installments over the life of the loan so that the full incentive payment will not be paid until the loan is repaid.

Administration

Generally, the Compensation Committee reviews the performance and approves all compensation of United’s senior executives and, based upon this evaluation, establishes their compensation.  For all senior executives other than the Chief Executive Officer, the Chief Executive Officer makes recommendations to the Compensation Committee.

Though not members of the Compensation Committee in 2009, Jimmy Tallent, United’s Chief Executive Officer, and Rex Schuette, United’s Executive Vice President and Chief Financial Officer, were invited to most Compensation Committee meetings along with Robert Head, Chairman of the Board of Directors and Zell Miller, Director Emeritus. Although all invitees may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

In setting and approving compensation of senior executives, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense. As described above, with respect to Mr. Schuette, Mr. Freeman - United’s Executive Vice President and Chief Operating Officer, Mr. Shearrow - United’s Executive Vice President and Chief Risk Officer, and Mr. White - United’s President of the Atlanta Region (referred to herein together with Mr. Tallent as the “Named Executive Officers”), the Committee also considered the recommendations of Mr. Tallent in 2009.

In performing its responsibilities for executive compensation, the Compensation Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors.  During 2009, Towers Watson advised the Compensation Committee and the Board on executive compensation and the TARP restrictions and limits on cash bonus, options and restricted stock.  Towers Watson reported directly to the Compensation Committee.  Towers Watson performed a study of the compensation of executive management of companies within the industry and with companies of comparable size.  The groups used to compare executive compensation include (1) a peer group of 14 bank holding companies with asset sizes ranging from $6.4 to $11.2 billion and a median of $8.2 billion (the “Peer Group”) and a reference group of nine bank holding companies with asset sizes ranging from $11 to $14 billion with a median asset size of $12.9 billion (the “Reference Group”), approximately the asset size to which United may grow in the next three to five years based on recent growth. The Peer Group consisted of Bank of Hawaii Corporation, Boston Private Financial Holdings, Inc., First Midwest Bancorp, Inc., FirstMerit Corporation, International Bancshares Corporation, MB Financial, Inc., Old National Bancorp, Pacific Capital Bancorp, Provident Bancshares Corporation, Trustmark Corporation, UMB Financial Corporation, Umpqua Holdings Corporation, United Bancshares, Inc. and Wintrust Financial Corporation. The Reference Group consisted of BancorpSouth, Inc., Citizens Republic Bancorp, Inc., Cullen/Frost Bankers, Inc., South Financial Group, Inc., Sterling Financial Corporation, Susquehanna Bancshares, Inc., Valley National Bancorp, Whitney Holding Corporation and Wilmington Trust Corporation. The Compensation Committee also compared United’s executive compensation to published executive compensation surveys, including bank holding companies with similar asset sizes, compiled with the assistance of Towers Watson (the “Published Surveys”).

The Compensation Committee compares the performance of United to the performance of the companies in the Peer Group and Reference Group and establishes United’s compensation practices similar to or more or less than such companies consistent with its goal of competitively compensating United’s Named Executive Officers. The Compensation Committee has attempted to compensate its Named Executive Officers comparable to executive officers at Peer Group and Reference Group companies but generally above the median compensation paid in each such group.  The Compensation Committee also uses Towers Watson’s analysis to assist in determining the amounts of each element of compensation.

Elements of Compensation

Compensation for each senior executive is allocated among annual base salary, annual non-equity incentive awards and equity incentive awards.  The Compensation Committee chooses to pay each element of compensation in order to attract, retain and motivate highly qualified executive talent, reward superior annual performance and provide incentives for their balanced focus on long-term strategic goals and increasing shareholder value as well as short-term performance.  The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support United’s long-term performance; performance of their general management responsibilities; and, contribution as a member of the executive management team.

Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each senior executive is justified and appropriate in the best interests of the company.

Economic conditions and the credit environment were very difficult throughout 2009.  With the recession and unemployment worsening, business activity across a wide range of industries and regions was greatly reduced and local governments and businesses are in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets.  This overall environment and difficulty in United’s markets, particularly the Atlanta metropolitan area, has led to a decrease in real estate values and an increase in United’s non-performing loans and charge-offs.  As a result, United incurred net losses of $228.3 million and $63.5 million for 2009 and 2008, respectively.  These losses were primarily due to higher credit costs in both years, goodwill impairment charges in 2009 and net interest margin compression in 2008.  Management took proactive steps in late 2008 and throughout 2009 to mitigate the credit issues, improve the net interest margin and control expenses, but the overall performance for the company was disappointing for 2009.

As a result, the Compensation Committee determined that for 2009, senior management should be compensated with equity incentive awards for their efforts at positioning United for improved long-term performance, but that cash compensation should be tempered in light of actual 2009 performance.  The Compensation Committee also believes that compensation for United’s senior management should reflect the Board’s continued confidence in and its desire to retain the current team to continue to manage the company through these difficult times.  The following is a summary of the Compensation Committee’s actions during 2009 with respect to annual base salary, non-equity incentive compensation awards and equity incentive compensation awards.

Annual Base Salary.  United strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the financial services industry and companies that are comparable in size and performance.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive.  With respect to all senior executives, other than the Chief Executive Officer, the Compensation Committee also considers Mr. Tallent’s recommendations and assessment of each officer’s performance, his or her tenure and experience in his or her respective positions, and internal comparability considerations.

In 2009, 2008 and 2007, the Compensation Committee did not increase the annual base salaries for any of the Named Executive Officers.  Also, United did not increase annual base salaries for any other members of senior management in 2009 and 2008.  Further, for 2009, Mr. Tallent voluntarily requested that his salary be reduced by $80,000; the Compensation Committee reluctantly accepted his recommendation.

Non-Equity Incentive Awards. The Compensation Committee believes that its senior management’s incentive compensation should be linked directly to achievement of specified financial and non-financial objectives.  Under United’s Management Annual Incentive Plan, the Compensation Committee strives to link salary and non-equity incentives to objective standards of performance and may consider the non-financial factors discussed earlier and various financial performance measures, including operating and reported earnings per share; returns on equity, tangible equity and assets; revenue, loan and deposit growth; operating efficiency; loan and credit quality; and customer satisfaction scores.  In addition, the plan was designed to qualify for compliance with the limitations on executive compensation deductions under Internal Revenue Code Section 162(m).

In the first quarter of 2009, the Committee established the performance parameters to be used for 2009 under the Management Annual Incentive Plan, balancing the need to reward and retain executive management in a challenging banking environment with shareholders’ desire for strong financial performance with appropriate risk.

The key performance measure considered by the Committee for fiscal year 2009 was pre-tax, pre-credit earnings, viewed as the primary quantitative performance measure.  Additionally, if the minimum threshold target was met, the Committee had negative discretion to lower the targeted bonus level based on several qualitative performance measures.  The qualitative performance measures included targeted levels of provision for loan losses, core deposit growth, and headcount and expense reduction; net interest margin; operating efficiency ratio; and customer satisfaction level.

To receive a bonus award, pre-tax, pre-credit earnings must have reached a minimum level of $75 million, and higher bonus awards could be paid if United achieved $125 million in pre-tax, pre-credit earnings for the year.  Participants could have earned from 45 percent to 200 percent of their base salary, depending upon achievement against the performance thresholds.  If the minimum or a higher targeted level of pre-tax, pre-credit earnings was met, the bonus award could be reduced by the Committee based on the collective performance of the qualitative measures discussed above.  The actual pre-tax, pre-credit earnings for 2009 was $110.7 million.

Even though the primary measure was above the minimum level, the other financial performance measures were not met during 2009.  Therefore, the Compensation Committee did not grant non-equity incentive compensation awards or cash bonuses in 2009 to any Named Executive Officers or any other member of senior management.  Also, United did not grant non-equity incentive compensation awards or cash bonuses to the Named Executive Officers in 2008 or 2007.

Equity Incentive Awards.  An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock, and restricted stock units. United also regards equity incentive awards as a key retention tool.  These considerations are paramount in the Compensation Committee’s determination of the type of an award to grant and the number of underlying awards to be granted.  Because of the direct relationship between the value of an option and the market price of United’s common stock, United believes that granting stock options is the best method of motivating executive and other senior management to manage the company in a manner that is consistent with the long-term interests of United’s shareholders.

Equity incentive awards are granted under the Equity Plan, which is a broad-based, shareholder approved plan covering Named Executive Officers, other members of senior management and other key management personnel.  The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.

The Equity Plan does not permit the grant price for options to be reduced after the initial grant date.  Because participants may not exercise options until they vest and because the exercise price of the options is the fair market value of the underlying stock on the date of grant, participants do not realize any benefit from stock options unless United’s stock price appreciates prior to their maturity.

During 2009, options to acquire 354,450 (357,261 adjusted for subsequent 2009 stock dividends) shares of common stock were awarded by the Compensation Committee, none of which were awarded to the Named Executive Officers.  Additionally, 106,000 (107,669 adjusted for subsequent 2009 stock dividends) restricted stock awards were awarded during 2009, including 100,000 (101,545 adjusted for subsequent 2009 stock dividends) restricted stock units awarded to the Named Executive Officers.

Retirement and Other Benefits.

The Compensation Committee believes that retirement and deferred compensation benefits provide financial security to senior management and their families for their service to the company.  As a result, United has adopted the following two plans:

Modified Retirement Plan.  United maintains a modified retirement plan (the “Modified Retirement Plan”) for certain Named Executive Officers and other key personnel.  See the disclosure provided in “Executive Compensation – Pension Benefits” for a description of the material terms of the Modified Retirement Plan and disclosure of 2009 benefits provided to the Named Executive Officers under the Modified Retirement Plan.

Deferred Compensation Plan.  In addition, United maintains a deferred compensation plan (the “Deferred Compensation Plan”) for senior management, members of the Board of Directors, members of United’s local community bank boards and certain other key personnel.  See the disclosure provided in “Executive Compensation – Nonqualified Deferred Compensation” for a description of the material terms of the Deferred Compensation Plan and disclosure of 2009 benefits provided to the Named Executive Officers under the Deferred Compensation Plan.

Perquisites and Other Benefits.

The perquisites provided to United’s Named Executive Officers in 2009 were the use of a company-owned car or a car allowance and the payment of the dues for club memberships that are not used exclusively for business purposes.  These personal benefits are generally provided to similarly situated financial institution executives in the company’s market areas, and United believes it is appropriate to award its senior executives similar benefits.

United also provides matching contributions of up to 5% of the bonus contributions to the Deferred Compensation Plan.  United’s Named Executive Officers also participate in company-wide contributions to the 401(k) Plan and receive other benefits on the same terms as other employees, which plans include medical, dental and life insurance.

Severance Benefits.

Generally, options and restricted stock/unit grants continue to vest for United’s Named Executive Officers in the event of the officer’s termination without cause or a termination by the officer for Good Reason (as defined in the award agreements).  Mr. White’s option grants are accelerated upon a change in control.  Otherwise, options and restricted stock awards cease vesting upon termination of employment.

As required by the acquisition agreement pursuant to which United acquired Gwinnett Commercial Group, United entered into an Employment Agreement with Mr. White consistent with an existing agreement he had with such company.  See the disclosure provided in “Executive Compensation – Agreements with Executive Officers” for a description of the material terms of such agreement, including severance benefits to Mr. White under certain circumstances.  As previously described, all of the Named Executive Officers have executed a letter agreement waiving their right to any severance payment that violates the ARRA.

United does not provide for any other severance benefits to its Named Executive Officers, except as described below.

Benefits Upon a Change in Control

United’s senior management has substantially contributed to the success of United, and the company believes that it is important to protect them in the event of a change in control.  Further, it is United’s belief that the interests of shareholders will be best served if the interests of its senior management are aligned with them, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

For that reason, United’s Named Executive Officers have each entered into agreements with the company, the terms of which are described in “Executive Compensation - Agreements with Executive Officers and Post-Employment Compensation”. The Compensation Committee has established the payment and benefit levels to be paid to the Named Executive Officers following a change in control under these agreements consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates.

Based upon (1) a hypothetical change in control and (2) the termination of our Named Executive Officers as of December 31, 2009, all payments of compensation and benefits under the agreements with such officers that would be payable in a lump sum (except for Mr. White, who would be paid in 24-monthly installments) and capped at the following approximate amounts: Mr. Tallent $2,362,106; Mr. Freeman $1,494,556; Mr. Schuette $1,049,841; Mr. Shearrow $1,089,656 and Mr. White $2,367,571.  The Compensation Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.  Without the cap, the payments of salary, bonus and benefits would have exceeded such amounts.

None of these payments would be considered Excess Parachute Payments but all of such payments by United would be prohibited by the ARRA during the time Treasury owns the preferred stock it purchased under CPP.  As previously described, all of the Named Executive Officers have executed a letter agreement waiving their right to any severance payment that violates the ARRA.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid during the past three years to the Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary (1)	Bonus(1)	Restricted stock awards(2)	Stock option awards(2)	Non-Equity incentive plan compensation(3)	Change in pension value and deferred compensation earnings(4)	All other(5)	Total

Jimmy C. Tallent	2009	$400,000	$-	$199,877	$-	$-	$185,649	$78,581	$864,107
President and	2008	480,000	-	54,984	130,128	-	68,484	80,086	813,682
Chief Executive Officer	2007	480,000	-	107,364	288,895	-	47,483	95,379	1,019,121

Guy W. Freeman	2009	295,000	-	157,050	-	-	(6,616)	48,349	493,783
Executive Vice President	2008	295,000	-	62,097	69,091	-	82,239	49,654	558,081
and Chief Operating Officer	2007	295,000	-	122,685	177,471	-	84,187	50,722	730,065

Rex S. Schuette	2009	283,000	-	142,772	-	-	185,671	27,471	638,914
Executive Vice President	2008	283,000	-	48,299	58,800	-	54,432	27,604	472,135
and Chief Financial Officer	2007	283,000	-	107,364	152,709	-	53,995	33,450	630,518

David P. Shearrow	2009	275,000	-	142,772	-	-	29,117	19,225	466,114
Executive Vice President	2008	275,000	-	48,299	58,800	-	12,218	14,863	409,180
and Chief Risk Officer	2007	195,000	145,000	499,460	171,842	-	7,488	84,893	1,103,683

Glenn S. White	2009	320,000	-	71,390	-	-	-	29,624	421,014
President,	2008	320,000	-	41,394	44,098	-	-	34,454	439,946
Atlanta Region(6)

________________________
(1)
Amounts shown for salary and bonus were either paid in cash or deferred, as elected by the executive under the Deferred Compensation Plan.  See the “Nonqualified Deferred Compensation – Activity For 2009” table for the executive’s contributions and earnings.

(2)
The amounts shown reflect the aggregate grant date fair value of the awards.  The assumptions made when calculating the grant date fair value of options are found in Note 20 to the Consolidated Financial Statements of United contained in its Annual Report on Form 10-K for the year ended December 31, 2009.  Mr. Shearrow’s 2007 restricted stock award was granted as an inducement to his employment by United to replace certain unvested stock awards forfeited at his previous employer.

(3)
Non-equity incentive plan compensation includes amounts earned under the Management Annual Incentive Plan as a result of achieving the goals specified for the designated year.  Because the financial performance measures were not met for 2009, 2008 and 2007, no non-equity incentive compensation awards were granted by the Compensation Committee.

(4)
Includes the annual change in the present value of the executive’s accumulated benefits under the Modified Retirement Plan.  The change in value for 2009 reflects the actuarial charge for the increase in benefits provided to Mssrs. Tallent, Schuette and Shearrow. See the “Pension Benefits” and “Nonqualified Deferred Compensation – Activity For 2009” tables for additional information.  The Deferred Compensation Plan does not credit above-market or preferential earnings, so no amounts are included in this column with respect to the Deferred Compensation Plan.

(5)
Amounts shown include: (i) matching 401(k) and profit sharing contributions to the 401(a) Plan on behalf of the executive; (ii) matching 401(k) contributions on behalf of the executive to the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation – Activity For 2009” table for additional information); (iii) the value of personal travel or allowance for a company-owned car; (iv) club membership dues that are not used exclusively for business purposes; (v) dividends on unvested restricted stock awards; (vi) life insurance premiums paid on behalf of the executive; and, (vii) directors fees paid to the executive for serving on subsidiary and community bank boards.  Certain executives received directors fees in 2009, 2008 and 2007, respectively, of $37,400, $33,800 and $43,850 for Mr. Tallent; $7,400, $7,400 and $7,500 for Mr. Freeman; and, $3,000 and $6,000 in 2009 and 2008, respectively, for Mr. White.  Mr. Shearrow also received a cash payment of $60,000 in 2007 to replace certain unvested restricted stock awards that were forfeited at his previous employer as an inducement to his employment by United.

(6)	Mr. Shearrow joined United in April 2007 and Mr. White became an executive officer of United in 2008.

Stock Option and Restricted Stock Grants

The following table sets forth information with respect to restricted stock and stock option awards granted to the Named Executive Officers for 2009 (as adjusted for 2009 stock dividends):

GRANTS OF PLAN-BASED AWARDS
			Stock option awards
	Grant date	Number of restricted stock units (1)	Number	Exercise price	Closing price on grant date
Mr. Tallent	May 5, 2009	28,432	None	–	–
Mr. Freeman	May 5, 2009	22,340	None	–	–
Mr. Schuette	May 5, 2009	20,309	None	–	–
Mr. Shearrow	May 5, 2009	20,309	None	–	–
Mr. White	May 5, 2009	10,155	None	–	–
___________________
(1)	The restricted stock units vest in equal installments over a four-year period beginning on January 31, 2010. The grant date fair value was $7.03 per share.

When granting equity awards, the Compensation Committee sets option exercise prices at the market closing price on the date of grant.  Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term.  Typically, vesting is in equal increments over a four-year period from the date of the grant.

During 2009, United did not grant stock options, stock appreciation rights or similar awards to any of its executive officers.

Stock Option Exercises and Restricted Stock Vesting

The following table sets forth the value realized upon the exercise of stock options and the vesting of restricted stock awards or settlement of restricted stock units for the Named Executive Officers during 2009 (as adjusted for subsequent 2009 stock dividends):

OPTION EXERCISES AND VESTING OF RESTRICTED STOCK
	Stock option awards		Restricted stock/unit awards
Name	Number exercised	Value realized(1)	Number vesting	Value realized(2)
Mr. Tallent	-	-	3,896	$22,354
Mr. Freeman	-	-	3,766	22,168
Mr. Schuette	-	-	3,312	19,091
Mr. Shearrow	-	-	7,352	38,604
Mr. White	-	-	780	6,419
___________________
(1)	Represents the difference between the closing price of United’s common stock on the date of exercise and the per share option exercise price, multiplied by the number of options exercised.
(2)	Represents the value realized by multiplying the number of restricted stock/unit awards vesting by the closing price of United’s common stock on the date of vesting.

Outstanding Equity Awards as of December 31, 2009

The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock awards as of December 31, 2009 (as adjusted for subsequent 2009 stock dividends):

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock options				Restricted stock awards
Name	Number exercisable	Number unexercisable(1)	Exercise price	Expiration date (2)	Number not vested (3)	Market value not vested (4)
Mr. Tallent	37,406	-	$12.19	4/20/10
	46,758	-	11.22	4/18/11
	62,344	-	12.50	3/11/12
	46,758	-	15.78	4/17/13
	17,663	-	22.85	6/7/14
	21,198	-	22.24	5/16/15
	24,157	8,053	27.76	4/26/16
	18,183	18,183	29.52	4/25/17
	11,689	35,069	13.23	4/30/18
	286,156	61,305			34,145	$115,752
Mr. Freeman	6,235	-	12.19	4/20/10
	8,017	-	11.22	4/18/11
	24,938	-	12.50	3/11/12
	31,172	-	15.78	4/17/13
	10,391	-	22.85	6/7/14
	13,507	-	22.24	5/16/15
	15,585	5,196	27,76	4/26/16
	11,170	11,170	29.52	4/25/17
	6,104	18,314	13.28	5/5/18
	127,119	34,680			28,702	97,300
Mr. Schuette	35,847	-	11.22	3/12/11
	18,703	-	11.22	4/18/11
	24,937	-	12.50	3/11/12
	28,056	-	15.78	4/17/13
	9,352	-	22.85	6/7/14
	12,469	-	22.24	5/16/15
	13,638	4,547	27.76	4/26/16
	9,611	9,612	29.52	4/25/17
	5,195	15,586	13.28	5/5/18
	157,808	29,745			25,633	86,896
Mr. Shearrow	10,390	10,391	30.23	4/16/17
	5,195	15,586	13.28	5/5/18
	15,585	25,977			29,791	100,991
Mr. White	-	25,976	29.64	6/1/17
	3,896	11,689	13.28	5/5/18
	3,896	37,665			22,883	77,573
___________________
(1)
With the exception of Mr. White’s stock options that expire on June 1, 2017, stock options become exercisable in four equal annual installments beginning on the first anniversary of the grant date.  Mr. White’s stock options that expire on June 1, 2017, vest as follows: 12,988 on June 1, 2010, 6,494 on June 1, 2011 and 6,494 on June 1, 2012.

(2)	The expiration date of each stock option is 10 years after the date of grant.
(3)
With the exception of Mr. Shearrow’s restricted stock units granted on April 16, 2007 and Mr. White’s restricted stock units granted on June 1, 2007, restricted stock shares and units vest in four equal annual installments, beginning January 31 of the year following the grant date.  Mr. Shearrow’s 6,755 unvested restricted stock shares granted on April 16, 2007 vested on January 31, 2010 and Mr. White’s unvested restricted stock units granted on June 1, 2007 vest on June 1, 2012.

(4)	The market value is based on the closing price of United’s common stock at December 31, 2009 of $3.39, multiplied by the number of unvested shares subject to the awards.

Equity Compensation Plan Information at December 31, 2009

The following table provides information about stock options outstanding as of December 31, 2009 and stock options and/or equity awards available to be granted in future years (adjusted for subsequent 2009 stock dividends):

EQUITY COMPENSATION PLAN INFORMATION
	Total outstanding options	Weighted-average exercise price of outstanding options	Number available for issuance under equity compensation plans (1)
Equity compensation plans approved by shareholders	3,759,566	$17.68	996,132
Equity compensation plans not approved by shareholders (2)	71,446	8.03	-
Total	3,831,012	17.50	996,132
_____________________
(1)	Represents the number of stock options or equity awards available to be granted in future years under the Existing Equity Plan.
(2)	Stock options granted under plans assumed by United through acquisitions prior to December 1, 2004. Such were frozen as to future grants at the time of the acquisitions.

Pension Benefits

The following table presents selective retirement benefit information for 2009 for each Named Executive Officer that was a participant in Modified Retirement Plan.

PENSION BENEFITS
Name	Plan name	Number of years of credited service	Present value of accumulated benefit	Payments during 2009
Mr. Tallent	Modified Retirement Plan	26	$558,054	-
Mr. Freeman	Modified Retirement Plan	15	586,790	-
Mr. Schuette	Modified Retirement Plan	9	464,979	-
Mr. Shearrow	Modified Retirement Plan	3	48,823	-

The Modified Retirement Plan provides specified benefits to certain key officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries.  Generally, when a participant retires, United will pay to the participant a fixed annual amount in equal installments either (1) for the lifetime of the participant and, if the participant is married upon death, a lesser lifetime amount to the participant’s spouse, or (2) a fixed payment for 15 years.  The annual benefits, based on seniority and position, range from $25,000 to $120,000 per year and are taxable to the participant.  The normal retirement age defined in the plan is age 65 and completion of five years of service.

The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a change in control of United.  The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for cause or, if during a certain period after his or her termination of employment, competes with United, solicits customers or employees, discloses confidential information, or knowingly or intentionally damages United’s goodwill or esteem.

Nonqualified Deferred Compensation

The following table presents information for each Named Executive Officer relating to the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION – ACTIVITY FOR 2009
Name	Executive contributions (1)	Company contributions (2)	Account Earnings	Withdrawals/ distributions	Balance at year-end
Mr. Tallent	$17,479	$7,750	$(207,591)	$-	$285,500
Mr. Freeman	9,998	2,500	(5,828)	-	23,846
Mr. Schuette	16,368	1,900	(154,170)	-	73,548
Mr. Shearrow	40,596	1,500	(46,002)	-	58,011
Mr. White	-	-	76,806	-	346,351
___________________
(1)	All executive contributions are included in the amounts under the column headings “Salary”, “Bonus” and “Restricted stock awards” in the “Summary Compensation Table”.
(2)	All company contributions are included in the amounts under the column heading “All other” in the “Summary Compensation Table”.

The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments or non-equity incentive compensation awards and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates.  Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan (the “401(k) Plan”) if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan and matching of deferred bonuses, dollar for dollar up to 5% of bonus or non-equity incentive compensation award, subject to the same vesting provisions of the 401(k) Plan.  Although the Plan allows the Board of Directors to make discretionary contributions to the account of employee participants, the Board has never made any such discretionary contributions.  The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the board of United or any subsidiary or community bank.

Contributions to the Deferred Compensation Plan may be invested in United’s common stock and a portfolio of various mutual funds.  Participants are 100% vested in their contributions, including earnings or losses thereon.  Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the plan are invested in the underlying mutual fund or, in the case of United common stock, recorded as common stock issuable (an equity instrument) at the time of the investment, there are no potential future costs of the plan known at this time.

Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for 5, 10, or 15 years.  Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for 2, 3, 4, or 5 years.  The benefit payments are taxable to the participant.

Agreements with Executive Officers and Post-Employment Compensation

Messrs. Tallent, Freeman, Schuette, and Shearrow have each entered into Amended and Restated Change in Control Severance Agreements with United.  The agreements remain in effect until the termination of such executive’s employment without entitlement to the benefits under the agreement, unless earlier terminated by mutual written agreement of the executive and United.

The Amended and Restated Change in Control Severance Agreements provide for payment of compensation and benefits to the executive in the event of a “Change in Control” of United if the executive’s employment is involuntarily terminated by United without “Cause” or if the executive terminates his employment for “Good Reason”.  The executive is not entitled to compensation or payments pursuant to the Amended and Restated Change in Control Severance Agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the agreement and the executive’s employment is terminated within six months prior to, or 18 months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to a lump sum payment equal to his base salary, non-equity incentive compensation award and certain other benefits, as determined by the agreement, for a period of 36 months from the date of his termination.  The lump sum payment of medical benefits also includes a tax-gross up.

The Amended and Restated Change in Control Severance Agreements were entered into as of December 31, 2008 (with minor changes from the prior agreements) and are intended to ensure that the payment of any compensation or benefits under the agreement would comply with Internal Revenue Code Section 409A (“Section 409A”).

As required by the acquisition agreement pursuant to which United acquired Gwinnett Commercial Group, United entered into an Employment Agreement with Mr. White consistent with an existing agreement he had with such company that provides for a rolling three-year term unless either party gives the other party notice that the term will not be extended.  The agreement generally provides that, if Mr. White is terminated at any time by United without Cause, or Mr. White terminates his employment with United for Cause, Mr. White will receive his base salary for a period of 36 months and an amount equal to two times his annual bonus or non-equity incentive compensation award.  Additionally, if, within six months following a Change of Control of United, either Mr. White terminates his employment or United terminates Mr. White other than for Cause, the agreement provides for a payment made over 24 monthly installments equal to three times the sum of his base salary then in effect, an amount equal to his average annual bonus or non-equity incentive compensation award of the three most recent years and his monthly automobile allowance multiplied by twelve.

The Employment Agreement also includes covenants by Mr. White not to compete with United or solicit its customers or prospective customers or employees for 36 months after the termination of his employment under certain circumstances.

A “Change in Control” under the agreements generally means the acquisition by any person of beneficial ownership of 20 to 25% or more of the voting power of United’s outstanding stock, approval by shareholders of a merger or consolidation or a complete liquidation or dissolution of United or an agreement for the sale or other disposition of all or substantially all of the assets of United, or a majority change in the composition of the Board of Directors.  “Cause” with respect to a termination by United under the agreements is generally defined as the involuntary termination of the executive by United as result of an uncured breach of the employment agreement by Mr. White, commission of certain crimes, act or acts which are in violation of policies of United or the failure by the executive to perform his duties.  “Cause” with respect to termination by Mr. White is generally defined as an uncured breach of the employment agreement by United, a material adverse diminution in his powers, responsibilities, or duties, or the required relocation of the executive to a location more than 20 miles from his existing business location.  “Good Reason” for termination by an executive under the Amended and Restated Change in Control Agreement is generally defined as the occurrence during the six month period prior to, or within the 18 month period following, the date of a Change in Control, of a substantial adverse change in the executive’s responsibilities, the required relocation of the executive to a location outside of the market area of United, a material reduction in the levels of coverage of the executive under United’s director and officer liability insurance policy or indemnification commitments, or a reduction in the executive’s compensation or benefits.

All of the agreements provide that the compensation and benefits provided for under the agreement shall be reduced or modified so as to insure that United does not pay an Excess Severance Payment.  If a reduction is necessary, the agreements would allow the executive to choose the manner in which the payments would be modified so long as the total payments are capped to avoid being treated as an Excess Severance Payment.  None of the agreements provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an Excess Severance Payment.

Each of United’s Named Executive Officers executed a waiver in connection with United’s participation in the CPP pursuant to which they have voluntarily waived any claim against Treasury or United for any changes to such senior executive officer’s compensation or benefits that are required to comply with the limitations contained in the EESA, ARRA or any regulation thereunder.  The limitations are described in “Compensation Discussion and Analysis – Regulatory Limits”, and, as described therein, all of the Named Executive Officers have executed a letter agreement waiving their right to any severance payment that violates the ARRA.

United has no other employment or severance agreements with any of its Named Executive Officers.

Director Compensation

Non-employee Directors of United received an annual retainer of $20,000 and a separate meeting fee of $3,000 for each of the five regularly scheduled Board meetings attended during 2009.  The members of the Audit Committee received a separate meeting fee of $500 per regularly scheduled meeting attended.  The Chairmen of the Audit and Compensation Committees each received an additional annual retainer of $5,000.  Executive officers who serve as directors do not receive compensation for service on the Board of Directors of United.  Certain members of United’s Board of Directors and its executive officers also serve as members of one or more of United’s subsidiaries and community banks boards of directors for which they are compensated.

The annual retainer and meeting fees are payable in cash or may be deferred pursuant to United’s Deferred Compensation Plan.  In 2009, Director Bennett elected to defer a portion of his retainer and meeting fees.

In addition to the retainers and meeting fees listed above, United reimburses the non-employee Directors for their travel expenses incurred in attending meetings of the Board or its Committees, as well as for fees and expenses incurred in attending director education seminars and conferences.  Directors did not receive any restricted stock, stock option or other equity awards or any other personal benefits in 2009.

The table below presents a summary of non-employee Director compensation for 2009:

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash	Nonqualified deferred compensation earnings	All other compensation (1)	Total
Robert L. Head, Jr.	$35,000	$42,551	$12,000	$89,551
W.C. Nelson, Jr.	42,500	65,651	12,000	120,151
A. William Bennett (2)	42,500	(48,349)	-	(5,849)
Robert Blalock	37,500	-	10,500	48,000
Cathy Cox	36,875	-	-	36,875
Charles E. Hill (3)	8,750	-	-	8,750
Hoyt O. Holloway	35,000	-	6,000	41,000
John D. Stephens	35,000	-	3,000	38,000
Tim Wallis	36,250	(11,036)	6,000	31,214
Zell Miller (4)	35,000	14,752	-	49,752
___________________
(1)	Directors fees for serving on one or more of United’s subsidiary or community bank boards of directors.
(2)	Former director A. William Bennett passed away on December 24, 2009.
(3)	Director Hill retired from the board of directors effective February 6, 2009.
(4)	Director emeritus.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under “Certain Relationships and Related Transactions”.

None of United’s executive officers serve as a director or member of the compensation committee of any other entity that has an executive officer serving as a member of United’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included with this proxy statement with management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that it be included herein.

In addition, the Compensation Committee met with United’s senior risk officers to review United’s incentive compensation plans for all employees.  Based on such review and discussions, the Compensation Committee certifies that: (1) it has reviewed with senior risk officers the incentive compensation arrangements with senior executive officers and has made all reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of United; (2) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to United; and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of United to enhance the compensation of any employee.

Cathy Cox, Chairman
Robert H. Blalock
Hoyt O. Holloway
W.C. Nelson
John D. Stephens
Tim Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of United’s common stock as of March 27, 2010 and is based on 94,175,857 shares of United’s common stock outstanding on such date.  Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership with 60 days of March 27, 2010, through the exercise of any stock option or other right, and any shares that are pledged as security pursuant to various financial obligations.  The table sets forth such information with respect to:

●	each shareholder who is known by us to beneficially own 5% or more of the common stock;

●	each director;

●	each Named Executive Officer; and

●	all executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

BENEFICIAL OWNERSHIP
Name	Number of shares of common stock owned directly or indirectly	Number of shares underlying options exercisable within 60 days	Number of shares of beneficially owned restricted stock	Number of shares issuable under the Deferred Compensation Plan	Number of shares underlying warrants	Total number of shares beneficially owned	Percentage beneficially owned
BlackRock, Inc. (1)	5,587,770					5,587,770	5.81%
Elm Ridge Capital Management LLC (2)	4,919,800					4,919,800	5.11%
Jimmy C. Tallent (3)	598,319	347,461	31,418	25,685	8,750	1,011,633	1.05%
Robert L. Head, Jr. (4)	1,989,875				75,000	2,064,875	2.15%
W.C. Nelson, Jr. (5)	2,023,372				50,000	2,073,372	2.16%
Robert Blalock (6)	132,235				12,500	144,735	*
Cathy Cox	3,860					3,860	*
Hoyt O. Holloway (7)	148,714				5,000	153,714	*
John D. Stephens (8)	344,682					344,682	*
Tim Wallis	240,974				10,000	250,974	*
Guy W. Freeman (9)	156,544	161,799	25,717	2,405		346,465	*
Rex S. Schuette	78,402	187,553	23,036	20,098		309,089	*
David P. Shearrow	1,039	41,562	22,127	19,867		84,595	*
Glenn S. White (10)	246,568	41,561	22,103		5,000	315,232	*
All directors and executive officers as a group (16 persons)	6,023,677	969,290	127,489	73,141	166,250	7,359,847	7.58%
* Represents less than 1% of the deemed outstanding shares of common stock.
___________________
(1)
Based on information contained in Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 29, 2010, which indicates that BlackRock has sole voting power and sole dispositive power relative to 5,933,174 shares of company stock.  The address of BlackRock is 40 East 52nd Street, New York, NY  10022.  As previously announced, on December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC.  As a result, [substantially all of] the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

(2)
Based on information contained in Schedule 13G/A filed jointly by Elm Ridge Capital Management, LLC (“Elm Ridge Capital”), Ronald E. Gutfleish (“Mr. Gutfleish”), Elm Ridge Management, LLC (“Elm Ridge Management”) and Elm Ridge Offshore Master Fund, Ltd. (“Elm Ridge Offshore”) with the Securities and Exchange Commission on February 16, 2010, which indicates that Mr. Gutfleish, Elm Ridge Capital and Elm Ridge Management have shared voting power and shared dispositive power relative to 4,919,800 shares of company stock.  Elm Ridge Offshore has shared voting power and shared dispositive power relative to 4,749,029 shares of company stock.  The address of Mr. Gutfleish, Elm Ridge Capital and Elm Ridge Management is 3 West Main Street, 3rd Floor, Irvington, NY  10533.  The address of Elm Ridge Offshore is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands.

(3)	Includes 385 shares owned by Mr. Tallent's wife for which he claims beneficial ownership; and 308 shares owned by Mr. Tallent's minor grandchildren for which he is custodian.
(4)
Includes 1,276,179 shares pledged; 288,915 shares beneficially owned by a trust over which Mr. Head has voting power; 5,697 shares owned by Mr. Head's wife; and 36,699 shares owned by Mr. Head's grandchildren for which he is custodian.

(5)
 Includes 620,507 shares pledged; 49,594 shares owned by Mr. Nelson's minor grandchildren for which he is custodian; 1,400 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson; 1,218 shares owned by King Ford, a company in which Mr. Nelson is 50% owner, and 51,866 shares owned by Mr. Nelson’s wife.

(6)
Includes 37,549 shares pledged; 120 shares owned by Mr. Blalock's child for which he is custodian; 96,608 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock; and 7,960 shares owned by Mr. Blalock’s wife.

(7)
Includes 58,678 shares owned by Holloway Motors, Inc., a company wholly owned by Mr. Holloway; 5,726 shares owned by Mr. Holloway's wife; and fully exercisable Warrants to purchase 5,000 shares in the name of Holloway Revocable Trust, a trust over which Mr. Holloway is Trustee.

(8)	Includes 11,710 shares owned by John D. Stephens & Sons LP, a company owned by Mr. Stephens.
(9)	Includes 2,498 shares owned by Mr. Freeman's wife.
(10)	Includes 13,574 shares owned by a trust for which Mr. White claims beneficial ownership; and 35,965 shares owned by Mr. White's wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires United’s directors and senior executives, and persons who own more than 10% of United’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the common stock.  Based solely on copies of such reports furnished to United and representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2009 except that Director Head did not file a timely report for seven transactions in 2009 and 2008 and Director Wallis did not file a timely report for one transaction in 2009.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003.  United’s management is responsible for its internal accounting controls and the financial reporting process.  United’s independent registered public accountants, Porter Keadle Moore, LLP (“PKM”), are responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent”, as defined by the federal securities laws and the Nasdaq Listing Requirements.

In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PKM.  In addition, the Audit Committee has discussed with PKM the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee”, as currently in effect.  In addition, the Audit Committee has received the written disclosures and letter from PKM required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PKM their independence.  The Audit Committee has also considered whether the provision of non-audit services by PKM is compatible with maintaining their independence.

The Audit Committee also discussed with management, United’s internal auditors and PKM the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing.  It reviewed management’s assessment of such internal controls and PKM’s attestation thereof.  The Audit Committee reviewed both with PKM and internal auditors their audit plans, audit scope and identification of audit risks.

None of the members of the Audit Committee are professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PKM.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

W. C. Nelson, Jr., Chairman
Robert H. Blalock
Cathy Cox

PROPOSAL 2 – AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO INCREASE SHARES

General

The Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Restated Articles of Incorporation of United to increase the number of authorized shares of common stock, $1.00 par value (the “Common Stock”), from 100,000,000 to 200,000,000 shares.  At December 31, 2009, United had 94,045,603 shares of Common Stock issued and outstanding.  The public offering of Common Stock completed by United on September 30, 2009 included the issuance of 44,505,000 shares of Common Stock, leaving United with only 5,954,397 authorized but unissued shares of Common Stock.  Of the 5,954,397 remaining authorized shares of Common Stock on that date, 2,503,710 shares of Common Stock were reserved for issuance of shares for the exercise of warrants issued in connection with the issuance of preferred stock to the U.S. Treasury, exercise of warrants issued in connection with the issuance of trust preferred securities, exercise of options outstanding, vesting of restricted stock and restricted stock units and issuance of shares under our deferred compensation plan.  The Board believes that it would be in the best interests of United and its shareholders to increase this number of authorized but unissued shares of Common Stock.

Purpose of Authorizing Increased Shares

The purpose of increasing the authorized number of shares of Common Stock is to give the Board of Directors greater flexibility in connection with United’s capital structure, possible future financing requirements, employee compensation and other corporate matters.  The Board also believes that having sufficient shares remaining available for use will enable the Board of Directors to act quickly to take advantage of various business opportunities, including FDIC assisted transactions, acquisitions and financings.  United also needs available shares for general corporate purposes, such as for stock splits or dividends.

Effect of Proposal

If this proposal is approved, the Board of Directors will have the authority to issue the additional authorized shares, publicly or privately, to persons and for considerations as it may determine without further action by the shareholders.  Any issues of additional Common Stock could have a dilutive effect on the book value and earnings per share of the outstanding shares and would decrease the relative voting power of current shareholders.  United does not currently have any material commitments, arrangements, or understanding which would require the issuance of additional shares of Common Stock, other than as described in Proposal 4.

The Board of Directors does not believe that an increase in the number of authorized shares of Common Stock will have a significant impact on any attempt to gain control of United.  It is possible, however, that the availability of authorized but unissued shares of Common Stock could discourage third parties from attempting to gain control since the Board could authorize the issuance of shares of Common Stock in a manner that could dilute the voting power of a person attempting to acquire control of United, increase the cost of acquiring such control or otherwise hinder such efforts.  The Board is not aware of any present threat or attempt to gain control of United and this Proposal 2 is not in response to any such action nor is it being presented with the intent that it be utilized as a type of anti-takeover device.

If this proposal is adopted, the text of the first paragraph of Article V in United’s Restated Articles of Incorporation would be amended to read as set forth in Appendix A.  Although United intends to file the amendment with the Secretary of State of Georgia as promptly as possible after the amendment is approved by shareholders, the Board reserves the right to delay or abandon the amendment at its discretion.

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock outstanding on the record date is required to approve the amendment.  Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2.

PROPOSAL 3 – AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO ALLOW BYLAW AMENDMENTS
General

The Board of Directors unanimously approved, subject to shareholder approval, an amendment to the Restated Articles of Incorporation of United to eliminate the shareholder vote required for the Board to amend the Bylaws of United.  Currently, an amendment of the Bylaws requires the affirmative vote of the holders of two-thirds of the shares of United’s capital stock that are issued and outstanding and entitled to vote on such matters.  The Board believes that it would be in the best interests of United and its shareholders to simplify the vote required for the amendments of the Bylaws.

Purpose of Allowing Bylaw Amendments

The purpose of simplifying the vote required for approval to amend the Bylaws is to streamline the process of making changes to United’s corporate governance policies and procedures, as changing circumstances may necessitate, that may require an amendment of the Bylaws.  Shareholder approval of amendments to the Bylaws is very uncommon and not required by any law or regulation or Nasdaq Listing Requirements applicable to United.  The articles of incorporation of many public companies expressly authorize their boards of directors to adopt, amend, alter or repeal the bylaws and do not reserve such power exclusively to the shareholders.  Granting United’s Board of Directors this authority will facilitate the Board of Director’s ability to efficiently implement and adapt corporate policies and procedures, as changing circumstances may necessitate, without having to incur the expense and delay of soliciting proxies and votes from the shareholders and holding a meeting of shareholders.

The provision of the Restated Articles of Incorporation regarding the amendment of the Bylaws was implemented as an anti-takeover measure to help prevent unfriendly or unsolicited takeovers.  At this time, United does not maintain the same anti-takeover concerns that existed when the Restated Articles of Incorporation were adopted, and United, therefore, desires to eliminate the super-majority voting requirement to adopt, amend or repeal any provision of the Bylaws.  Accordingly, the proposed amendment removes the super-majority voting requirement for amendments to the Bylaws.

Effect of Proposal

If this proposal is approved, the Board of Directors will have the authority to amend the Bylaws with the affirmative vote of the holders of a majority of the Board.

The Board of Directors does not believe that eliminating shareholder approval for amendments to the Bylaws will have a significant impact on any attempt to gain control of United.  The Board is not aware of any present threat or attempt to gain control of United and this Proposal 3 is not in response to any such action.

If this proposal is adopted, the text of Article XI in United’s Restated Articles of Incorporation would be amended to read as set forth in Appendix A.  Although United intends to file the amendment with the Secretary of State of Georgia as promptly as possible after the amendment is approved by shareholders, the Board reserves the right to delay or abandon the amendment at its discretion.

Vote Required

The affirmative vote of holders of two-thirds of the shares of Common Stock outstanding on the record date is required to approve the amendment.  Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” Proposal 3.

PROPOSAL 4 – APPROVE THE SALE OF CONVERTIBLE PREFERRED STOCK AND GRANT OF WARRANT TO FLETCHER INTERNATIONAL, LTD.

General

Since mid-2007, and continuing through 2009 and into 2010, the financial markets and economic conditions generally were materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity.  This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all residential construction, and residential mortgages as property prices declined rapidly and to nearly all asset classes.  The effect of the market and economic downturn also spread to other areas of the credit markets and in the availability of liquidity.  The magnitude of these declines led to a crisis of confidence in the financial sector as a result of concerns about the capital base and viability of certain financial institutions.  During this period, interbank lending and commercial paper borrowing fell sharply, precipitating a credit freeze for both institutional and individual borrowers.  Unemployment has also increased significantly.

Our markets have been severely disrupted by the weak housing market which resulted in the buildup of surplus housing and finished lot inventory, particularly within the Atlanta, Georgia MSA and north and coastal Georgia, which has put considerable stress on the residential construction portion of our loan portfolio.  The weak economic conditions spread beyond the housing market, pushing unemployment to levels not seen in decades.

Our approach to managing through the challenging economic cycle has been to aggressively deal with our credit problems and dispose of troubled assets quickly, taking losses as necessary.  As a result, our provision for loan losses was $310 million in 2009 compared with $184 million in 2008.  Net charge-offs for 2009 were $276.7 million compared with $151.2 million in 2008.

The impact of the increase in nonperforming assets and related credit losses has resulted in significant losses over the past two years and has eroded the equity of United shareholders’ and the regulatory capital ratios of United.  We reported a net loss of $228.3 million in 2009, which included non-cash charges of $95 million for goodwill impairment, a $2.9 million charge for a reduction in workforce, and a gain of $11.4 million for the acquisition of Southern Community Bank.  This compared to a net loss of $63.5 million in 2008.  In response to these events, we have taken steps to strengthen our capital structure by reducing debt and increasing equity.

Capital resources and liquidity are essential to our businesses.  We depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers, including raising funds from time to time in the form of either short- or long-term borrowings or equity issuances.

The weakened United States banking industry offers numerous opportunities for potential FDIC-assisted acquisitions of small to mid-sized failed and failing banks.  Access to capital resources will allow us to pursue such acquisition opportunities or other growth objectives in a timely fashion, if we should decide to do so.  We currently have no arrangements or understandings regarding any specific future acquisitions.  Access to capital resources also will allow us to support our subsidiary bank, support asset and deposit growth and meet such business needs as attracting and recruiting talented personnel, performing operational upgrades, as necessary, and remaining current on new and emerging technology.

We are asking our shareholders to support our plan to increase our capital resources and liquidity by supporting the private capital offering to Fletcher International, Ltd.  Additionally, this capital offering was part of a larger transaction that included the sale of $100 million of non-performing assts at our book value to Fletcher.  Both transactions are described in greater detail below.  The Board of Directors believes that our ability to complete the Fletcher offering is very important to our ability to realize our capital objectives.

Purpose of Issuing Shares

On April 1, 2010, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Fletcher pursuant to which Fletcher agreed to purchase 65,000 shares of United’s Series C convertible preferred stock, par value $1.00 per share (“Convertible Preferred Stock”), at a purchase price of $1,000 per share, for an aggregate purchase price of $65 million.  In connection with this capital facility, Fletcher has the option to acquire $65 million of Convertible Preferred Stock of United by May 26, 2012, subject to limited extensions.  The Preferred Stock will initially bear interest at a rate equal to the lesser of 12% per annum and LIBOR + 8% per annum, and, if shareholder approval of this proposal is received, the Preferred Stock will bear interest at a rate equal to the lesser of 8% and LIBOR + 4% per annum.  If all of the conditions to Fletcher’s obligations to purchase Convertible Preferred Stock under the Securities Purchase Agreement are satisfied and Fletcher has not purchased all of the Convertible Preferred Stock by May 26, 2011, it must pay United 5% of the $65 million not yet purchased by such date, and it must pay United an additional 5% of the $65 million that is not purchased by May 26, 2012.

The Securities Purchase Agreement provides that neither United nor Fletcher shall have the right to convert or redeem any portion of the Convertible Preferred Stock into Common Stock to the extent such conversion or redemption would result in aggregate issuances to Fletcher of in excess of 9.75% of the number of shares of Common Stock that would be outstanding after giving effect to such conversion or redemption.  In the event that United cannot effect a conversion or redemption of the Convertible Preferred Stock into Common Stock due to the limit described in the immediately preceding sentence, the conversion or redemption shall be effected into an equal number of shares of non-voting Common Stock Equivalent Junior Preferred Stock, par value $1.00 per share, of the Company (“Junior Preferred Stock”); provided, however, that in no event shall United effect any conversion or redemption of the Convertible Preferred Stock or exercise of the Warrant (defined below) to the extent such conversion, redemption or exercise would result in aggregate issuances to Fletcher of in excess of 33.33% of the Total Equity of United.  For purposes of the preceding sentence, “Total Equity” means the value as reflected on the balance sheet of United of all shares of common, preferred and other equity capital of United outstanding as of the date of determination.

The Convertible Preferred Stock is convertible by Fletcher at any time into Common Stock or Junior Preferred Stock, at $5.25 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock.  United will have the option to convert all of the Convertible Preferred Stock then outstanding into Common Stock or Junior Preferred Stock, at a conversion price of $6.02 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, at any time after May 26, 2015, in which the twenty-five day average closing stock price of our Common Stock is at or above $12.04 per share.

As mentioned earlier, United has also entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with Fletcher’s affiliate Fletcher International, Inc. and certain other affiliates (collectively, the “Purchasers”).  Pursuant to the Asset Purchase Agreement, the Purchasers have agreed to purchase certain non-performing commercial and residential mortgage loans and other real estate owned properties with an aggregate carrying value equal to Bank’s carrying value of $100 million.  This purchase of non-performing assets is expected to close on April 30, 2010.  Pursuant to the terms of the Asset Purchase Agreement, the Purchasers will pay 20% of the purchase price in cash ($10 million of which has already been paid as a deposit) and United will loan the remaining 80% of the purchase price to acquire the non-performing assets.  The Purchasers are also required to provide 17.5% of the carrying value of the assets, up front, to pre-fund the estimated three years’ of carry costs related to the purchase of the non-performing assets.

Concurrently with the payment of the deposit under the Asset Purchase Agreement by the Purchasers, Fletcher was granted a warrant to purchase Junior Preferred Stock.  The warrant amount is initially equal to $15 million.  The warrant amount will be increased by $0.15 for each $1.00 of assets purchased by Fletcher pursuant to the Asset Purchase Agreement, for a total increase of up to $15 million, with the increased warrant amount becoming effective once the asset purchase is closed.  The warrant amount will be further increased on a dollar for dollar basis by the aggregate dollar amount of Convertible Preferred Stock purchased under the Securities Purchase Agreement in excess of $30 million.  The warrant price for the first $30 million of the warrant shall be $4.25 for each one-hundredth of a share of Junior Preferred Stock.  The warrant price for the amount in excess of $30 million shall be $6.02 for each one-hundredth of a share of Junior Preferred Stock.  The warrant may only be exercised in a cashless exercise and is exercisable for nine years.

Benefits to United

We believe this transaction is very unique and attractive for United and its shareholders.  It allows us to sell $100 million of our more illiquid non-performing assets in our non-Atlanta markets while avoiding any additional charge-offs and credit costs. This is particularly attractive due to the lack of investors in these markets and the difficulty we have experienced in successfully selling lots, raw land, and other properties.  This transaction helps to significantly reduce our non-performing assets by about 25%, allowing us to achieve our goal of reducing non-performing assets at the highest economic value to our shareholders while preserving our capital position.

As part of that transaction, the capital facility with Fletcher provides United with access to additional capital at a cost that we believe is very attractive and allows us to be more proactive in pursuing market opportunities.  The Board of Directors believe that United currently maintains a sound capital position and as a result of this facility it will have enhance our capital base.

Use of Proceeds

We intend to use the net proceeds from this offering to provide capital to support our subsidiary bank and for general corporate purposes which may include, without limitation, making investments at the holding company level, supporting asset and deposit growth, and engaging in acquisitions or other business combinations (which may include FDIC-assisted transactions).  We do not have any specific plans for acquisitions or other business combinations at this time.  Our management will retain broad discretion in the allocation of net proceeds from this offering.

Reasons for Requesting Shareholder Approval

We have been working with Fletcher on this transaction for some time.  Creating a structure that provides an opportunity for new capital combined with the sale of non-performing assets at book value that is both innovative and strategic.  We appreciate the commitment by Fletcher and we welcome them as shareholders of United.

Under Nasdaq Listing Requirements, we are required to obtain approval from our shareholders in order to sell or issue shares of our common stock in a non-public offering in an amount equal to 20% or more of the outstanding shares of our common stock for less than the greater of book or market value of such shares of common stock.  In the Fletcher transaction, although the average purchase price for our common stock that may be issued to Fletcher is $5.15 per share, which is a premium to our market value per share of $4.41 as of March 31, 2010, it is less than our book value per share of $6.02 as of December 31, 2009.  As a result, the Board of Directors is seeking shareholder approval to permit the issuance of securities to Fletcher as described above.

If this proposal is not approved by shareholders, the Securities Purchase Agreement provides that we shall not effect any conversion or redemption of the Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem the Preferred Stock or exercise any portion of the Warrant, to the extent such action would result in issuances to Fletcher of Common Stock and Junior Preferred Stock (measured on an as converted basis) in excess of 19.99% of the shares of our common stock outstanding as of the date of the Securities Purchase Agreement.  In addition, as described above, if shareholder approval is received, the interest rate on the Preferred Stock will be decreased.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the proposal.  Accordingly, any abstention or broker non-vote will not count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” Proposal 4.

PROPOSAL 5 – APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

General

The ARRA requires United to permit a non-binding advisory vote on the compensation of its Named Executive Officers, as described and presented in the  “Executive Compensation” section, including “Compensation Discussion and Analysis” and the accompanying narrative disclosure, during the period in which any obligation arising from United’s participation in the CPP remains outstanding.

This proposal, commonly known as a “say-on-pay” proposal, gives United’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through an advisory vote on the following resolution:

“Resolved, that the shareholders approve the compensation of the Named Executive Officers, as described in the “Executive Compensation” section of the 2010 Proxy Statement, including the “Compensation Discussion and Analysis” and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL 6 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT

General

The Audit Committee of the Board of Directors has appointed PKM to serve as United’s independent registered public accountant during the year ended December 31, 2010.  The Board of Directors will present to the Annual Meeting a proposal that such appointment be ratified.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the proxy will be voted for the proposal to ratify the appointment of PKM to act as the United’s independent registered public accountant for 2010.  Pursuant to the Georgia Business Corporation Code, the proposal to ratify the appointment of PKM is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.

Neither United’s Articles of Incorporation nor Bylaws require that the shareholders ratify the appointment of PKM as its independent auditors.  United is doing so because it believes it is a matter of good corporate practice.  Should the shareholders not ratify the selection, the Audit Committee of the Board of Directors will reconsider its determination to retain PKM, but may elect to continue the engagement.  Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of PKM.

OTHER MATTERS

Independent Registered Public Accountants

PKM was the principal independent registered public accountant for United during the year ended December 31, 2009.  Representatives of PKM are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.  United anticipates that PKM will be United’s accountants for the 2010 fiscal year.

During 2009 and 2008, United was billed the following amounts for services rendered by PKM:

Audit Fees.  In connection with the audit of United’s annual consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting, and review of its Form 10-K and the review of United’s interim consolidated financial statements included within Forms 10-Q, United was billed approximately $583,000 in 2009 and $560,000 in 2008 by PKM.  These figures include agreed upon fees for certain services that were unbilled at each respective year end in connection with the 2009 and 2008 annual audits.  In addition, United paid fees of $69,000 and $4,000, respectively, in 2009 and 2008 for services related to various registration statements.

Audit-Related fees.  United was billed approximately $23,000 in 2009 and $23,000 in 2008 by PKM for the audit of the 401(k) Plan.

Tax Fees. There were no tax services provided in 2009 or 2008.

All Other Fees. There were no other services performed by PKM that were not related to the audit of United’s financial statements during 2009 and 2008.

The Audit Committee pre-approves all audit and non-audit services performed by PKM.  The Audit Committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PKM.  Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the Audit Committee.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by United.  United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of common stock.

Shareholder Proposals & Recommendations for Director Nominees

No proposals or recommendations for director nominations by non-management have been presented for consideration at the Annual Meeting.

United expects that its 2011 Annual Meeting will be held in April 2011.  Any proposals or director recommendations by non-management shareholders intended for presentation at the 2011 Annual Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than December 13, 2010 to be considered for inclusion in the proxy statement for that meeting.  United must be notified no later than March 14, 2011 of any other shareholder matter intended to be presented for action at the meeting.

General

The Board of Directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent,
President and Chief Executive Officer

Appendix A

Amendments to the Restated Articles of Incorporation

Proposal 2 - Amendment to Restated Articles of Incorporation to Increase Shares

The corporation shall have authority to issue ~~1~~200,000,000 shares of common stock, $1.00 par value (the “Common Stock”) and 10,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”).  Subject to the provisions of any applicable law or the Bylaws of the corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or the by the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.

Proposal 3 – Amendment to Restated Articles of Incorporation to Allow Bylaw Amendments

Except as otherwise provided by law, any amendment or repeal of any provision of the Articles of Incorporation ~~or the Bylaws~~ of the corporation requires the affirmative vote of holders of two-thirds of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters.  Notwithstanding anything herein to the contrary, the number of authorized shares of any class of capital stock of the corporation may be increased by the affirmative vote of holders of a simple majority of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters.

COMMON

UNITED COMMUNITY BANKS, INC.
Annual Meeting of Shareholders
May 26, 2010, 2:00 p.m., E.T.

United Community Banks.

You can vote in one of four ways:
1) By Mail, 2) By Internet, 3) By Phone,
4) In Person at the Meeting

See below for instructions.

TO VOTE BY MAIL, COMPLETE BOTH SIDES OF THE PROXY CARD, SIGN, DATE, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903,
Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT

Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.

If you plan to personally attend the Annual Meeting of Shareholders please check the box below and list the names of attendees on the reverse side.

I/We do plan to attend the 2010 meeting. ☐

DETACH PROXY CARD HERE

(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at **www.ilstk.com**, click on "I am a Shareholder," select the "Internet Voting" tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be **completed** and **submitted** prior to Monday, May 24, 2010 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a "secured" web page site. Your software and/or Internet provider must be "enabled" to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed above.

Please note that all votes cast by telephone must be **completed** and **submitted** prior to Monday, May 24, 2010 at 11:59 p.m. Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY MAIL

To vote by mail, complete both sides of the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

UNITED COMMUNITY BANKS, INC.

PROXY – UNITED COMMUNITY BANKS, INC. **COMMON**

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

I hereby appoint Jimmy C. Tallent or Robert L. Head, Jr. my proxy to vote my common stock at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on May 26, 2010, and any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith. This proxy is revocable at or at any time prior to the meeting.

Nominee	FOR	VOTE WITHHELD	Nominee	FOR	VOTE WITHHELD
01 Jimmy C. Tallent	☐	☐	05 L. Cathy Cox	☐	☐
02 Robert L. Head, Jr.	☐	☐	06 Hoyt O. Holloway	☐	☐
03 W.C. Nelson, Jr.	☐	☐	07 John D. Stephens	☐	☐
04 Robert H. Blalock	☐	☐	08 Tim Wallis	☐	☐

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends that you vote "FOR" each of the nominees and the listed proposals.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" the nominees and the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.

PLEASE LIST NAMES OF PERSON(S) ATTENDING

____

____

____

____

____

The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the Annual Report to Shareholders.

SIGNATURE DATE SIGNATURE DATE

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS
INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

- Why use the Internet
  - Internet Voting is timelier.
  - It saves the Company ever-rising costs of business reply postage.
  - You can change your vote by re-voting at any time.
  - It is simple and easy to use.
- Instructions for Internet Voting can be found on the reverse side.
- The Internet Voting Website is:
  http://www.ilstk.com - click on "I am a Shareholder" and select "Internet Voting".